KRUEGER & ASSOCIATES
1845 NEWTON STREET
JASPER, IN  47546



                         Consent of Krueger & Associates


The Board of Directors
German American Bancorp:

We consent to the inclusion in the December 31, 2000 Annual Report on Form 10-K of German American Bancorp of our report dated January 8, 2000 relating to the consolidated balance sheet of Holland Bancorp as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1999.

We also consent to the incorporation by reference in the registration statements of German American Bancorp on Form S-3 (File No. 33-92202 and 333-35650) and Form S-8 (File No. 333-80605, 333-81837, and 333-81839) of our report dated
January 8, 2000 relating to the consolidated balance sheet of Holland Bancorp as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of German American Bancorp.

/s/ Krueger & Associates
Krueger & Associates
March 22, 2001